Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

OPTINOSE, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid		$182,656,558	0.00015310		$27,965
Fees Previously Paid	$			$
Total Transaction Valuation		$182,656,558
Total Fees Due for Filing					$27,965
Total Fees Previously Paid				$
Total Fee Offsets				$
Net Fee Due					$27,965

Capitalized terms used below but not defined herein have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of March 19, 2025, by and among Paratek Pharmaceuticals, Inc., Orca Merger Sub, Inc. and OptiNose, Inc.
(i)	Title of each class of securities to which the transaction applies: common stock, par value $0.001 per share (the “Company common stock”), of OptiNose, Inc.
(ii)	Aggregate number of securities to which the transaction applies: As of the close of business on March 28, 2025, the maximum number of shares of Company common stock to which this transaction applies is estimated to be 14,743,137, which consists of:

a.    10,127,381 shares of Company common stock issued and outstanding entitled to receive the per share merger consideration of up to $14.00 per share (the “Merger Consideration”), which consists of a $9.00 per share cash payment upfront and one contingent value right that could result in an additional cash payment of up to $5.00;

b.    875,293 shares of Company common stock subject to outstanding Company RSUs;

c.     2,017,867 shares of Company common stock subject to outstanding and unexercised 2022 Warrants;

d.    1,580,000 shares of Company common stock subject to outstanding and unexercised Pre-Funded Warrants;

e.     80,775 shares of Company common stock subject to outstanding and unexercised Company Options that have an exercise price of less than $9.00 (“In the Money Options”); and

f.     61,821 shares of Company common stock subject to outstanding and unexercised Company Options that have an exercise price of between $9.00 and $14.00 (“Eligible Options”).

(iii)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on March 28, 2025, the underlying value of the transaction was calculated as the sum of:

a.     the product of 10,127,381 shares of Company common stock issued and outstanding multiplied by the Merger Consideration of $14.00 per share; plus

b.    the product of 875,293 shares of Company common stock subject to Company RSUs multiplied by the Merger Consideration of $14.00 per share; plus

c.    $5,660,117, the estimated aggregate Black-Scholes Value of the 2,017,867 2022 Warrants; plus

d.    the product of 1,580,000 shares of Company common stock subject to Pre-Funded Warrants and $13.985, which is the difference between the Merger Consideration of $14.00 per share and the Pre-Funded Warrants weighted-average exercise price of $0.015; plus

e.     the product of 80,775 In the Money Options and $8.17, which is the difference between the Merger Consideration of $14.00 per share and the In the Money Options’ weighted-average exercise price of $5.83; and plus

f.     the product of 61,821 Eligible Options and $3.28, which is the difference between the Merger Consideration of $14.00 per share and the Eligible Options’ weighted-average exercise price of $10.72 (such sum, the “Total Consideration”).

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.00015310.